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CKE RESTAURANTS, INC. REPORTS SECOND QUARTER NET INCOME OF $12.3 MILLION, OR $0.23 PER DILUTED SHARE

CARPINTERIA, Calif. — Sept. 17, 2008 — CKE Restaurants, Inc. (NYSE:CKR) announced today second quarter results and the filing of its Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the twelve weeks ended Aug. 11, 2008.

Second Quarter Highlights

•	Second quarter net income was $12.3 million, or $0.23 per diluted share. Income from continuing operations in the prior year quarter was $11.7 million, or $0.18 per diluted share. The 27.8 percent increase in diluted earnings per share is in part attributable to the Company’s share repurchase program which was the primary driver of the 11.0 million share reduction in weighted-average diluted shares outstanding versus the prior year quarter.

•	Blended company-operated same-store sales for the second quarter of fiscal 2009 increased 3.6 percent. Same-store sales increased 3.8 percent and 3.3 percent at Carl’s Jr.® and Hardee’s® company-operated restaurants, respectively.

•	Blended average unit volume for the trailing-13 periods was $1,207,000 at company-operated restaurants. Average unit volumes for the trailing-13 periods increased to $1,527,000 and $973,000 at company-operated Carl’s Jr. and Hardee’s restaurants, respectively.

•	Consolidated restaurant operating costs decreased 80 basis points to 80.7 percent of company-operated restaurants revenue. Reduced payroll and employee benefits costs more than offset higher food and packaging costs and higher depreciation expense related to our remodel program at both brands.

•	Restaurant operating costs at Carl’s Jr. company-operated restaurants decreased 30 basis points, compared to the prior year quarter, to 79.3 percent of company-operated restaurants revenue. A reduction in payroll and employee benefits expense more than offset higher food and packaging costs.

•	Restaurant operating costs at Hardee’s company-operated restaurants decreased 90 basis points, compared to the prior year quarter, to 82.4 percent of company-operated restaurants revenue. Lower payroll and employee benefits expense more than offset an increase in occupancy and other expense. Food and packaging costs were 30 basis points lower than the prior year quarter.

•	Consolidated revenue for the current year quarter was $352.5 million, a 2.9 percent decrease from the prior year quarter. Company-operated restaurants revenue for the current year quarter was $267.1 million, a 7.2 percent decrease from the prior year quarter, reflecting the refranchising of 155 Hardee’s restaurants partially offset by the opening of 20 new company-operated restaurants over the trailing-13 periods and positive same-store sales over the prior year quarter.

•	For the twenty-eight weeks ended Aug. 11, 2008, the Company generated earnings before interest, income taxes, depreciation and amortization, facility action charges and share-based compensation expense (“Adjusted EBITDA”) of $95.6 million, versus $92.7 million in the comparable prior year period. For the trailing-13 periods ended Aug. 11, 2008, the Company generated Adjusted EBITDA of $167.9 million.

•	Fully diluted shares outstanding for the twelve and twenty-eight weeks ended Aug. 11, 2008, were 54.4 million and 54.3 million, respectively.

Executive Commentary

Andrew F. Puzder, president and chief executive officer, said:

“Net income for the second quarter of fiscal 2009 was $12.3 million, or $0.23 per diluted share. Income from continuing operations in the prior year quarter was $11.7 million, or $0.18 per diluted share. The 27.8 percent increase in diluted earnings per share is in part attributable to a 16.8 percent decrease in diluted shares outstanding primarily as a result of our share repurchase activity in the prior fiscal year.”

“Blended same-store sales increased 3.6 percent during the second quarter on top of a 2.4 percent increase in the prior year quarter. Both brands featured the Prime Rib Burger during the second quarter. The Six Dollar Burger™ and Thickburger® varieties of the burger include a charbroiled, 100 percent Black Angus beef patty topped with thinly-sliced prime rib, melted Swiss cheese, grilled onions and a horseradish sauce all on a Ciabatta roll. We believe this burger is a great example of our innovative, premium quality product strategy that carries a value message to our guests that extends beyond a price point.”

“On a consolidated basis, restaurant-level operating expenses decreased 80 basis points versus the prior year quarter. This improvement is the result of the combination of price increases taken to offset increased food and labor costs as well as other cost control initiatives implemented over the past year.”

“We continued our strategic refranchising program of Hardee’s restaurants originally announced in April 2007 and expanded by an additional 40 restaurants in June 2008. Six restaurants were refranchised during the quarter and an additional 23 restaurants were refranchised subsequent to the end of the second quarter. To date, we have completed the refranchising of 224 Hardee’s restaurants in the Midwest and Southeast.”

“During the first half of fiscal 2009, we and our franchisees opened 54 new units, including 23 internationally. We and our franchisees also completed 105 remodels as well as 19 Green Burrito and 19 Red Burrito dual-brand conversions.”

“With respect to our individual brands:

Carl’s Jr.

“Same-store sales at company-operated Carl’s Jr. restaurants increased 3.8 percent during the second quarter. On a two-year cumulative basis, same-store sales at Carl’s Jr. were up 5.8 percent for the second quarter. Revenues at company-operated Carl’s Jr. restaurants increased $8.2 million, or 5.9 percent, over the prior year quarter due to the same-store sales gains and the addition of 14 company-operated restaurants over the past year,” continued Puzder. “In addition to the Prime Rib Burger, Carl’s Jr. also debuted Natural Cut French Fries during the quarter. Carl’s Jr. also promoted the Jalapeño Chicken Sandwich and Chili Cheese Fries and introduced the latest flavor of its Hand-Scooped Ice Cream Shakes and Malts™ — Banana Cream Pie. Average unit volume at company-operated Carl’s Jr. restaurants increased to $1,527,000 – a $34,000 increase since the end of fiscal 2008, and an all-time high for the brand.”

“Restaurant operating costs at company-operated Carl’s Jr. restaurants decreased by 30 basis points as compared with the prior year quarter, to 79.3 percent of company-operated restaurants revenue. Lower payroll and employee benefits costs in the quarter resulting from a decrease in workers’ compensation claims expense more than offset higher food and packaging costs for commodities including beef, cheese and potatoes.”

Hardee’s

“Same-store sales at company-operated Hardee’s restaurants increased 3.3 percent during the second quarter. On a two-year cumulative basis, Hardee’s same-store sales were up 6.2 percent for the second quarter,” added Puzder. “Revenue from company-operated Hardee’s restaurants decreased $29.0 million, or 19.5 percent, from the prior year quarter due primarily to the refranchising of 155 Hardee’s restaurants partially offset by the opening of six new company-operated restaurants over the trailing-13 periods and positive same-store sales over the prior year quarter. In addition to the Prime Rib Thickburger®, Hardee’s promoted the Red Burrito Taco SaladTM and debuted Strawberry Biscuits during the breakfast daypart. Hardee’s company-operated restaurants average unit volume increased to $973,000, a $19,000 increase since the end of fiscal 2008 and the highest average unit volume for the brand as far back as we can check.”

“Hardee’s restaurant operating costs at its company-operated restaurants decreased 90 basis points as compared with the prior year quarter, to 82.4 percent of company-operated restaurants revenue. Lower payroll and employee benefits costs more than offset an increase in occupancy and other expense resulting from higher depreciation expense related to our ongoing remodel program. Food and packaging costs were 30 basis points lower than the prior year quarter.”

“We will maintain our focus on the fundamentals of our business, including our premium product strategy, superior customer service, and effective, cutting-edge advertising. Further, we will continue to address rising restaurant operating costs and their potential impact on our business. Finally, we believe the remodeling and dual-branding of our existing restaurants, as well as our new restaurant growth, will permit us to attract new guests into our restaurants and drive same-store sales growth in the near- and long-term,” Puzder concluded.

As of the end of its fiscal 2009 second quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,100 franchised, licensed or company-operated restaurants in 42 states and in 14 countries, including 1,170 Carl’s Jr. restaurants and 1,917 Hardee’s restaurants.

Conference Call

The Company will host a conference call and webcast on Sept. 18, 2008, at 9:00 a.m. (EDT) / 6:00 a.m. (PDT) to review these results and discuss the Company’s growth plans. The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors.”

SEC Filings

The Company’s filings with the SEC are available to investors at www.ckr.com under “Investors/SEC Filings.”

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure used by our lenders as an indicator of earnings available to service debt, fund capital expenditures and for other corporate uses. Adjusted EBITDA is not intended to be a substitute for net income determined in accordance with GAAP.

Safe Harbor Disclosure

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal control over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	August 11, 2008	August 13, 2007	August 11, 2008	August 13, 2007
Revenue:
Company-operated restaurants	$267,075	$287,796	$625,313	$668,320
Franchised and licensed restaurants and other	85,415	75,295	193,348	176,573

Total revenue	352,490	363,091	818,661	844,893

Operating costs and expenses:
Restaurant operating costs:
Food and packaging	80,355	86,028	185,429	197,463
Payroll and other employee benefits.	75,429	85,159	179,112	195,640
Occupancy and other	59,811	63,373	137,846	145,247

Total restaurant operating costs.	215,595	234,560	502,387	538,350
Franchised and licensed restaurants and other	65,590	57,821	148,657	137,312
Advertising	15,699	17,271	36,797	40,032
General and administrative	32,370	31,615	76,881	77,642
Facility action charges, net	351	(1,546)	1,424	(1,800)

Total operating costs and expenses	329,605	339,721	766,146	791,536

Operating income	22,885	23,370	52,515	53,357
Interest expense	(2,399)	(4,461)	(6,967)	(9,756)
Other income, net	529	588	1,521	2,212

Income before income taxes and discontinued operations	21,015	19,497	47,069	45,813
Income tax expense	8,675	7,846	18,109	18,463

Income from continuing operations	12,340	11,651	28,960	27,350
Loss from discontinued operations (net of income tax expense of $2,501 and $2,341 for the twelve and twenty-eight weeks ended August 13, 2007, respectively)	—	(2,226)	—	(2,574)

Net income	$12,340	$9,425	$28,960	$24,776

Basic income per common share:
Continuing operations	$0.24	$0.19	$0.56	$0.42
Discontinued operations	—	(0.04)	—	(0.04)

Net income	$0.24	$0.15	$0.56	$0.38

Diluted income per common share (1):
Continuing operations	$0.23	$0.18	$0.54	$0.41
Discontinued operations	—	(0.03)	—	(0.04)

Net income	$0.23	$0.15	$0.54	$0.37

Dividends per common share	$0.06	$0.06	$0.12	$0.12

Weighted-average common shares outstanding:
Basic	51,654	62,041	51,613	64,645
Dilutive effect of stock options, 2023 Convertible Notes and restricted stock	2,728	3,301	2,684	3,316

Diluted	54,382	65,342	54,297	67,961

(1) The interest expense adjustment for the 2023 Convertible Notes, net of tax, which is added to the Company’s net income for the diluted earnings per share calculation, was $102 and $236 for the twelve and twenty-eight weeks ended August 11, 2008, respectively, and was $101 and $238 for the twelve and twenty-eight weeks ended August 13, 2007, respectively.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED PRESENTATION OF NON-GAAP MEASUREMENTS
(In thousands)

	Twelve	Twelve
	Weeks Ended August	Weeks Ended August
	11, 2008	13, 2007
Net income	$12,340	$9,425
Interest expense	2,399	4,468
Income tax expense	8,675	10,347
Depreciation and amortization	14,324	15,026
Facility action charges, net	351	(2,042)
Share-based compensation expense.	2,929	1,767

Adjusted EBITDA	$41,018	$38,991

	Twenty-Eight	Twenty-Eight	Trailing-13
	Weeks Ended August	Weeks Ended August	Periods Ended
	11, 2008	13, 2007	August 11, 2008
Net income	$28,960	$24,776	$35,260
Interest expense	6,967	9,778	30,244
Income tax expense	18,109	20,804	23,917
Depreciation and amortization	33,306	34,910	62,498
Facility action charges, net	1,424	(2,505)	2,647
Share-based compensation expense.	6,866	4,905	13,339

Adjusted EBITDA	$95,632	$92,668	$167,905